Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of HappyNest REIT, Inc., of our report dated June 11, 2020, relating to the financial statements of HappyNest REIT, Inc., as of December 31, 2019 and for the year then ended.

/s/ RSM US LLP

McLean, VA

April 28, 2021